Exhibit 2.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT, made this 5th day of January, 2007, by, between and among KENNETH C. FISHER (hereinafter, the “Seller”), PEOPLE’S BANCORP, INC., a Maryland state chartered bank, (hereinafter the “Purchaser”) and FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC., a Maryland corporation (the “Corporation”).

RECITALS:

WHEREAS, the parties hereto entered into a Stock Purchase Agreement dated September 12, 2006 under the terms of which Purchaser agreed to purchase all of the issued and outstanding stock of the Corporation (the “Stock Purchase Agreement”);

WHEREAS, since the execution and delivery of the Stock Purchase Agreement, certain developments have occurred and issues have arisen which required the parties to make certain modifications to the terms of the Stock Purchase Agreement; and

WHEREAS, the parties are desirous of amending the Stock Purchase Agreement to reflect the additional agreements of the parties.

NOW, THEREFORE, WITNESSETH: That for and in consideration of the mutual covenants and promises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree to amend the Stock Purchase Agreement as follows:

1. RECITALS. The Recitals set forth above are incorporated herein by reference.

2. Section 2.01 is hereby deleted in its entirety and the following provision is inserted in lieu thereof:

“SECTION 2.01. Closing Date. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Shares (the "Closing") will take place on or before January 5, 2007 at 9:30 a.m. (the "Closing Date") at the offices of the Corporation of the Purchaser at 100 Spring Avenue, Chestertown, Maryland 21620.”

3. In Section 6.01 of the Stock Purchase Agreement delete subparagraph (e) in its entirety and substitute in lieu thereof the following provision:

“(e) Consulting Agreement with Seller and Non Competition Agreement with Seller. At the Closing, the Purchaser and the Corporation shall cause to be executed and delivered unto the Seller a written Consulting Agreement with Seller and a written Non Competition Agreement with the Seller, each in the form and with the terms and conditions thereof as set forth in the attached Exhibit F and Exhibit G, respectively.”

4. Exhibits F and G of the Stock Purchase Agreement respectively, are attached hereto and are made part of the Stock Purchase Agreement.

5. Except as hereinabove set forth, the terms and conditions of the Stock Purchase Agreement are hereby confirmed, ratified and republished, are binding upon and shall inure to the benefits to the parties hereto, their respective successors and permitted assigns, and constitute the entire agreement and understanding between the parties hereto in respect to the matters set forth herein as of the date hereof.

6. This Amendment to Stock Purchase Agreement may be executed in counterparts and multiple originals each of which shall be construed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Stock Purchase Agreement on the day and year first above written.

WITNESS:	SELLER:

/s/ James S. Maffitt	/s/ Kenneth C. Fisher		(SEAL)
Kenneth C. Fisher

PURCHASER:

PEOPLE’S BANCORP, INC.

/s/ James S. Maffitt	BY:	/s/ Thomas G. Stevenson	(SEAL)
Thomas Stevenson, President

COMPANY:

FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC.

/s/ James S. Maffitt	By:	/s/ Kenneth C. Fisher	(SEAL)
Kenneth C. Fisher, President

STOCK PURCHASE AGREEMENT

FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC.

EXHIBIT F

CONSULTING AGREEMENT

THIS AGREEMENT is made this 5th day of January, 2007, by and between FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC., a corporation duly formed under the laws of Maryland, (the “Corporation”) and KENNETH C. FISHER ("Fisher").

W I T N E S S:

Fisher is an experienced casualty insurance agent having been in the business of selling and servicing residential, personal and commercial lines of casualty insurance for more than twenty five (25) years and being the former owner of the Corporation and is willing to offer his knowledge and experience in the casualty insurance business to the Corporation.

The Corporation is in the business of selling and servicing residential, personal and commercial lines of casualty insurance (the “Business”); and

The Corporation desires to retain Fisher to assist the Corporation in its short and long term goals for the Business.

IN CONSIDERATION of the engagement by the Corporation of Fisher, of the covenants and agreements of the parties as set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. The Corporation hereby engages Fisher and Fisher hereby agrees to provide to the Corporation, his services in serving existing agency clients, maintaining and furthering the Corporation’s relationships with the companies it represents, and assisting in the development of its operating budgets (the “Services”), upon the terms and conditions hereinafter set forth.

2.  The term of this Agreement shall be for a period of time commencing on the date hereof and ending on December 31, 2008.

3.  Fisher agrees to provide the Services and to perform such other duties as may be assigned by the Corporation. Fisher shall devote his best efforts to the performance of his duties under this Agreement. Fisher agrees to consult exclusively with the Corporation during the term of this Agreement.

4.  The Corporation shall pay to Fisher an annual fee of Fifty Thousand Dollars ($50,000.00), payable in accordance with the Corporation’s standard pay practices in effect for all contractors of the Corporation during the term of this Agreement (the “Annual Fee”). In addition to the Annual Fee, Fisher shall be entitled to reimbursement for reasonable business expenses incurred in delivering the Services, including but not limited to auto mileage, travel and entertainment expenses and the errors and omissions coverage currently provided by the Corporation, as well as such other benefits as the parties may agree upon. In the event of the death of Fisher during the term of this Agreement, the Corporation shall be obligated to pay to the Personal Representative of Fisher’s Estate all sums not previously paid to Fisher to which Fisher would have been entitled had Fisher lived to complete this Agreement.

5. Fisher recognizes and acknowledges that (A) in the course of his engagement by the Corporation, it will be necessary for him to acquire information which could include, in whole or in part, information concerning the Corporation's sales, customers and prospective customers, computer programs, system documentation, manuals, formulae, processes, methods, machines and equipment, and other confidential or proprietary information belonging to the Corporation or relating to the Corporation's affairs (collectively referred to herein as the "Confidential Information"); (B) the Confidential Information is the property of the Corporation; (C) the use, misappropriation and/or disclosure of the Confidential Information would constitute a breach of trust and would cause irreparable injury to the Corporation; and (D) it is essential to the protection of the Corporation's good will and to the maintenance of the Corporation's competitive position that the Confidential Information be kept secret and that Fisher not disclose Confidential Information to others or use the Confidential Information to his own advantage or the advantage of others.

6. Fisher hereby agrees to hold and safeguard the Confidential Information in trust for the Corporation, its successors and assigns, and agrees that he shall not, without the prior written consent of the Corporation, misappropriate or disclose or make available to anyone for use outside the Corporation's organization at any time, during either his employment with the Corporation or subsequent to the termination of his employment with the Corporation for any reason, any of the Confidential Information, whether or not developed by Fisher.

7. Upon the conclusion of the Term of this Agreement for any reason, Fisher shall:

A. Promptly deliver to the Corporation all correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals and any documents concerning the Corporation's customers or concerning products or processes used by the Corporation and, without limiting the foregoing, will promptly deliver to the Corporation any and all other documents or materials containing or constituting Confidential Information; and

B. Refrain from soliciting or inducing any employee of the Corporation to leave the employ of the Corporation and from hiring or attempting to hire any employee of the Corporation.

8. Any and all intellectual property, including but not limited to patents, trade secrets, know-how, original data, computer programs, records of work, trademarks, and copyrights, developed as a result of Fisher's engagement with the Corporation shall be the sole property of the Corporation.

9. Fisher acknowledges that a violation by Fisher of the provision of this Agreement could cause the Corporation irreparable harm and damages resulting therefrom may be very difficult to ascertain. Accordingly, Fisher covenants and agrees that in an event of a default in the provisions of this Agreement by Fisher, the Corporation shall be entitled to specific performance of this Agreement, including but not limited to, injunctive and other equitable relief, and to attorney’s fees, in addition to all other remedies which may be available to the Corporation under the law.

10. The covenants of Fisher set forth herein are the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of Fisher against the Corporation, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Corporation of these covenants.

11. Fisher is retained only for the purposes and to the extent set forth in this Agreement, and his relationship to the Corporation is that of an independent contractor. As such, Fisher shall be responsible for the payment of all federal, state and local taxes arising out of or in connection with, his provision of the Services hereunder.

12. Fisher hereby irrevocably submits to the jurisdiction of the courts of the State of Maryland selected by the Corporation, in any action or proceeding arising out of, or relating to, this Agreement; and Fisher hereby agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Fisher agrees that a final judgment in any such action or proceeding shall be, to the extent permitted by applicable law, conclusive and may be enforced in any other jurisdictions by suit on the judgment or on any other matter provided by applicable law related to the enforcement of judgments.

13. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto; and the rights and obligations of the Corporation under this Agreement may be assigned by the Corporation and shall inure to the benefit of and shall be binding upon its successors and assigns.

14. This Agreement shall be governed by the laws of the state of Maryland. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and years first hereinabove written.

WITNESS:	FLEETWOOD, ATHEY, MACBETH &
MCCOWN, INC.

By:

Kenneth C. Fisher

STOCK PURCHASE AGREEMENT

FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC.

EXHIBIT G

NON-COMPETITION AGREEMENT

THIS AGREEMENT is made this 5th day of January, 2007, by and between FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC., a corporation duly formed under the laws of Maryland, (the “Corporation”) and KENNETH C. FISHER ("Fisher").

W I T N E S S:

WHEREAS, Fisher as the owner of all the issued and outstanding shares of capital stock of the Corporation (the “Shares”), has entered into a Stock Purchase Agreement by and among Fisher, People’s Bancorp, Inc. and the Corporation dated September 12, 2006 (the “Purchase “Agreement”), under the terms of which Fisher is selling the Shares unto People’s Bancorp, Inc. as the Purchaser (the “Sale”);

WHEREAS, it is a condition of the Sale that Fisher enter into this non-competition agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. In the event the Sale occurs as provided in the Purchase Agreement, Fisher shall not, directly or indirectly, own, manage, operate, join, control, be engaged, or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business in direct competition with the businesses of the type and character engaged by the Corporation as of the closing of the Sale for a period of two (2) years from the date of the closing of the Sale.

2. In consideration the covenant of Fisher hereinbefore set forth, the Corporation shall pay to Fisher an annual fee of Fifty Thousand Dollars ($50,000.00) for a period of two (2) years from the date of the closing of the Sale. The annual fee for each of the years shall be payable in twelve (12) equal installments on the last day of each month during the term of this Agreement commencing on January 31, 2007. In the event of the death of Fisher during the term of this Agreement, the Corporation shall be obligated to pay to the Personal Representative of Fisher’s Estate all sums not previously paid to Fisher to which Fisher would have been entitled had Fisher lived to complete this Agreement.

3. The covenants of Fisher set forth herein are the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of Fisher against the Corporation, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Corporation of these covenants.

4. Fisher shall be responsible for the payment of all federal, state and local taxes arising out of, or in connection with, this Agreement.

5. Fisher hereby irrevocably submits to the jurisdiction of the courts of the State of Maryland selected by the Corporation, in any action or proceeding arising out of, or relating to, this Agreement; and Fisher hereby agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Fisher agrees that a final judgment in any such action or proceeding shall be, to the extent permitted by applicable law, conclusive and may be enforced in any other jurisdictions by suit on the judgment or on any other matter provided by applicable law related to the enforcement of judgments.

6. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto; and the rights and obligations of the Corporation under this Agreement may be assigned by the Corporation and shall inure to the benefit of and shall be binding upon its successors and assigns.

7. This Agreement shall be governed by the laws of the state of Maryland. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and years first hereinabove written.

WITNESS:	FLEETWOOD, ATHEY, MACBETH &
MCCOWN, INC.

By:

Kenneth C. Fisher